Exhibit 99.1

FOR IMMEDIATE RELEASE
METALICO RELEASES RESULTS FOR YEAR

CRANFORD, NJ, March 8, 2013 – Metalico, Inc. (NYSE MKT: MEA) today announced 2012 sales, net income and earnings per share. The Company posted adjusted net income of $202,000, or virtually breakeven results per share, after adjusting for $19.6 million in non-cash impairment charges to goodwill and other intangibles.

For the year ended December 31, 2012, the Company reported a net loss of $13.1 million, or $.28 per share, on revenues of $574 million. For the prior year, Metalico posted net income of $17.4 million or $.37 per share on revenues of $661 million.

The Company said fourth quarter operations resulted in a net loss and were impacted by lower volumes, higher raw material costs and sluggish pricing, which affected metal margins.

The following table reconciles the Company’s adjusted net income and earnings per share (basic and diluted) to net income and earnings per share as reported in accordance with GAAP

($ in thousands, except per share data):

	Three Months		Year
	Ended		Ended
	December 31,		December 31,
	2012	Per Share Amount	2012	Per Share Amount
Net loss as reported	$(7,612)	$(0.16)	$(13,145)	$(0.28)
Impairment charges, net of income taxes	4,808	0.10	13,347	0.28

Net (loss) income as adjusted	$(2,804)	$(0.06)	$202	$0.00

2012 Summary

Results shown below reflect annual year over year comparisons and exclude the effect of $19.6 million in non-cash impairment charges ($13.3 million net of tax benefit) for 2012:

•	Revenues of $574 million, down 15% from $661 million.

•	Adjusted operating income of $4.4 million compared to $32.6 million.

•	EBITDA (defined below) of $27 million, a decrease from $49 million.

•	Adjusted net income of $202,000, or breakeven per share results, compared to net income of $17.4 million, or $0.37 per share.

•	Ferrous shipments of 538,000 gross tons, up slightly from 535,000 gross tons.

•	Non-ferrous shipments of 175 million pounds, up 24% from 141 million pounds the prior year.

Q4 Results Year-to-Year

Results shown below reflect quarterly year over year comparisons and exclude the effect of $7.5 million in non-cash impairment charges ($4.8 million net of tax benefit) for 2012. Ferrous and non-ferrous volumes showed strong increases but, reflect lower margins on shipments.

•	Sales dipped 2% to $129 million from $132 million.

•	Adjusted operating loss of $1.7 million, compared to $2.3 million.

•	Adjusted net loss of $2.8 million, compared to a net loss of $3.1 million.

•	Adjusted per share loss of $.06, unchanged from the prior year quarter.

•	EBITDA (defined below) up to $3.5 million from $2.1 million.

•	Shipments rose 19% for ferrous scrap and 31% for non-ferrous.

•	PGM volumes fell to 12,000 troy ounces from 27,000 troy ounces.

•	Minor Metal shipments slipped 9% to 452,000 pounds.

•	Lead product shipments fell 3% to 8.4 million pounds.

Result Drivers for the Year

Excluding goodwill impairment charges of $7.5 million, the scrap metal recycling segment produced break-even operating income in the year compared to operating income of $23.7 million in 2011. Operating income suffered from intense competition for ferrous scrap, which affected margins. Scrap metal revenues accounted for 69% of total revenues in 2012 compared to 59% in 2011.

PGM recycling continues to be impacted by competition, restricted supply, and volatile metal pricing. The result was fewer units purchased, and lower margins. Excluding impairment charges of $12.1 million, the PGM and Minor metals segment reported an operating loss of $1.8 million in the current year compared to operating income of $7.4 million in 2011.

The lead fabricating segment operating income increased by 178%, to $6.2 million, from $2.2 million, benefitting from recovery of markets served, new product development and sales, improved margins as a result of efficient production, and raw material procurement aided by scrap refining. Year-over-year product shipments slipped 5% to 42.6 million pounds.

Commenting on the results, Carlos E. Agüero, Metalico’s President and Chief Executive Officer, said, “2012 provided an uncanny repeat of 2011. The first half of the year produced acceptable performance in a difficult environment, but we were once again disappointed with the subpar operating results and impairment charges incurred in the second half.”

He continued, “In the second half of 2012, we experienced difficult market conditions and declining ferrous selling prices dropping by 13%. Supply also was constrained, which impacted volumes by 19%.”

Agüero added, “The PGM business continued to perform below expectations while the lead business continued to post improving results.”

Segment Reporting

Listed below is segment financial data, after allocation of corporate overhead, for the year and three months ended December 31, 2012 and 2011:

		PGM and Minor
	Scrap Metal	Metals		Corporate
	Recycling	Recycling	Lead Fabricating	and Other	Consolidated
	For the year ended December 31, 2012
Revenues from external customers	$394,561	$112,669	$66,413	$—	$573,643
Operating income (loss)	(7,485)	(13,958)	6,221	60	(15,162)
Impairment charges	7,471	12,130	—	—	19,601

	For the year ended December 31, 2011
Revenues from external customers	$389,067	$199,248	$72,592	$—	$660,907
Operating income (loss)	23,664	7,414	2,241	(747)	32,572
Impairment charges	—	—	—	—	—
		PGM and Minor
	Scrap Metal	Metals		Corporate
	Recycling	Recycling	Lead Fabricating	and Other	Consolidated

(in thousands)	For the three months ended December 31, 2012
Revenues from external customers	$89,121	$25,635	$13,817	$—	$128,573
Operating income (loss)	(10,790)	(1,067)	3,209	(542)	(9,190)

	For the three months ended December 31, 2011
Revenues from external customers	$75,816	$41,888	$14,016	$—	$131,720
Operating income (loss)	(1,802)	(699)	(218)	392	(2,327)

See Table I – Unit Shipment Comparison, below, for changes in sequential and year-over-year unit volumes shipped. Table II – Unit Price Comparison, also below, compares selling prices for sequential and year-over-year unit prices.

Balance Sheet Data

The Company had cash on hand of $5.4 million at the end of the year and currently has $44 million of availability under its revolving credit facility. Working capital was $111 million at December 31, 2012, still demonstrating strong liquidity. Metalico’s debt to equity ratio rose to         .72 from .67 at the start of 2012. Shareholders’ equity fell to $180.5 million from $191.9 million at the prior year-end.

During 2012, Metalico invested $23 million in capital expenditures, principally from internally generated cash flow. Total debt increased by only $1.6 million to $130 million. In addition to upgrading the new Elizabeth, New Jersey site, the Company made significant improvements to its shredders and replaced cranes, rebuilt balers and shears, and made truck and other equipment purchases concluding two years of expansion capital expenditures. Management anticipates reductions in 2013 capital expenditures.

Expansion Update

Metalico is focused on solidifying its shredder platforms leveraging the operating assets it has established in its core markets.

During its initial first ten months of operation, the Buffalo shredder shipped 84,300 gross tons of total products. The Youngstown shredder was off line for several months for a major upgrade but is expected to increase throughput in 2013. Pittsburgh shredder operations maintained normal production levels while undergoing productivity improvements.

In 2012, Metalico acquired two auto salvage facilities: one located in Buffalo only a few miles away from the new shredder, and another in the Rochester, New York area. Both locations continue their traditional businesses of dismantling cars and selling used parts, while also providing scrap hulks to the Buffalo shredder. In December 2012, the Company also began operating a ferrous scrap yard in Cleveland, Ohio through a joint venture.

Metalico previously announced plans to consider strategic alternatives for its Lead Fabricating Division, including a possible sale.  The Company stated that indications of interest to date have not satisfied its expectations and no transaction is pending at this time.

Metalico is focused on increasing its scrap yard buying network through acquiring and/or building in areas that will enhance its presence in those market regions where it already operates. The Company currently has a number of additional locations under review or in discussions to become part of its network. Metalico is maintaining strategic discipline on acquisitions, and is keeping options open for all opportunities as they arise.

Metals Outlook

Ferrous: The Company expects ferrous scrap pricing will be volatile, as evidenced by the first quarter of 2013. Pricing should be supported by scarcity of supply and a possibly strengthening export market. Despite the continued gradual recovery of the economy, the U.S. steel industry is impacted by excess capacity and high costs. These factors invite competition from imported steel, which may affect demand for scrap.

Metalico expects to increase ferrous scrap shipment volumes above 2012 levels as production of shredded products continues to grow.

Non-Ferrous: Demand for non-ferrous base metals, particularly aluminum for the automotive industry, should remain very solid as the economy recovers and the China market continues to grow. The aluminum de-ox market remains quite competitive, and steel industry demand is tepid at best. Base metals pricing should be soft as long as the U.S dollar remains strong, Europe remains in recession, warehouse metal inventories remain high, and inflation is in check.

PGMs: Changes in investor sentiment appear to be impacting platinum and palladium pricing as funds flow out of precious metals into other investment opportunities. Strong automotive demand, coupled with declining mine production, may help support PGM prices. Substitution of higher-priced platinum with lower-priced palladium should temper overall price increases in the absence of major supply shortages.

Lead Fabricating: The Company anticipates continued strength in many of the markets served by its lead fabricating unit. New product development is expected to have a positive impact on product shipped. Shortages of junk batteries may support higher product selling prices.

Annual Stockholders Meeting

Metalico also announced that its Board of Directors has scheduled the Company’s 2013 Annual Stockholders Meeting for Tuesday, June 4, 2013, at 10:30 a.m. Eastern time, at the Marriott Newark Liberty International Airport in Newark, New Jersey. Stockholders of record as of the close of business on April 11, 2013 will be entitled to receive notice of and to participate at the 2013 Annual Meeting of Stockholders.

About Metalico

Metalico, Inc. is a holding company with operations in three principal business segments: ferrous and non-ferrous scrap metal recycling, PGM and Minor Metals recycling, and fabrication of lead-based products. The Company operates scrap recycling and lead fabricating facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, Mississippi, Alabama, Illinois, and California. Metalico’s common stock is traded on the NYSE MKT under the symbol MEA.

Forward-looking Statements

This news release, and in particular its “Metals Outlook” section, contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as Metalico’s expectations with respect to its results of operations for the first quarter of 2013, commodity pricing, volumes, and trends. These statements may contain terms like “expect,” “anticipate,” “believe,” “should,” “appear,” “estimate” and other words that convey a similar meaning, or are statements that do not relate strictly to historical or current facts. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance, expectations or achievements expressed or implied by such forward-looking statements. Factors that could cause such material difference are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

Contact:	Metalico, Inc. Carlos E. Agüero Michael J. Drury info@metalico.com

186 North Avenue East Cranford, NJ 07016 (908) 497-9610 Fax: (908) 497-1097 www.metalico.com

# # #

Table I – Unit Shipment Comparison
	Q4	Q3	Sequential	Q4	Year-over-year
	2012	2012	Change	2011	Change
Ferrous (gross tons)	127,300	134,300	-5%	107,000	19%
Non-Ferrous (pounds)	40,660,000	42,910,000	-5%	31,011,000	31%
PGM (troy ounces)	12,000	9,000	33%	27,000	-56%
Lead (pounds)	8,394,000	11,254,000	-25%	8,631,000	-3%
Minor Metals (pounds)	452,000	395,000	14%	494,000	-9%

Table II – Unit Price Comparison
					Year-
	Q4	Q3	Sequential	Q4	over-year
	2012	2012	Change	2011	Change
Ferrous (gross tons)	$377	$370	2%	$422	-11%
Non-Ferrous (pounds)	$0.99	$0.98	1%	$0.94	5%
PGM (troy ounces)	$1,065	$924	15%	$1,056	1%
Lead (pounds)	$1.65	$1.58	4%	$1.62	2%
Minor Metals (pounds)	$22.99	$27.73	-17%	$23.92	-4%

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA
(UNAUDITED)
($ thousands, except per share data)

	Three months ended		Year ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Revenue	$128,573	$131,720	$573,643	$660,907

Costs and expenses Operating expenses	119,355	123,383	523,684	584,685
Selling, general, and administrative expenses	7,481	6,850	29,473	29,040
Impairment charges	7,471	—	19,601	—
Depreciation and amortization	4,753	3,814	17,344	14,610
Gain on insurance recovery	(1,297)	–	(1,297)	–

	137,763	134,047	588,805	628,335

Operating (loss)income	(9,190)	(2,327)	(15,162)	32,572

Financial and other income (expense)
Interest expense	(2,241)	(2,248)	(9,083)	(9,358)
Accelerated amortization and other costs related to refinancing of senior debt	—	—	—	—
Financial instruments fair value adjustments	17	542	196	3,586
Gain on settlement	—	—	4,558	—
Equity in income (loss) of unconsolidated investee	14	84	11	(46)
Gain on debt extinguishment	—	—	63	243
Other	5	15	21	142

	(2,205)	(1,607)	(4,234)	(5,433)

(Loss)income from operations before (benefit)provision for income taxes	(11,395)	(3,934)	(19,396)	27,139
(Benefit)provision for federal and state income taxes	(3,783)	(862)	(6,251)	9,719

Net (loss)income	(7,612)	(3,072)	(13,145)	17,420
Net loss attributable to noncontrolling interest	34	—	34	—

Net (loss)income attributable to Metalico	$(7,578)	$(3,072)	$(13,111)	$17,420

Diluted (loss)earnings per common share	$(0.16)	$(0.06)	$(0.28)	$0.37

Diluted Weighted Average Common Shares Outstanding:	47,593,795	47,460,369	47,552,901	47,376,134

METALICO, INC.
SELECTED HISTORICAL FINANCIAL DATA (CONTINUED)
(UNAUDITED)
($ thousands, except per share data)

		December 31,	December 31,
		2012	2011
Assets:

	Current Assets	$150,496	$154,089
	Property & Equipment, net	101,580	91,361
	Intangible and Other Assets	99,902	119,443

	Total Assets	$351,978	$364,893

Liabilities & Stockholders’ Equity:

	Current Liabilities	$39,925	$38,850
	Debt & Other Long-Term Liabilities	130,378	134,141

	Total Liabilities	170,303	172,991
	Stockholders’ Equity	180,509	191,902
	Noncontrolling interest	1,166	-

	Total Liabilities & Stockholders’ Equity	$351,978	$364,893

Non-GAAP Financial Information

Reconciliation of Non-GAAP EBITDA and Net Income

When the Company uses the term “EBITDA,” the Company is referring to earnings before interest, stock-based compensation, income taxes, other (income) expense, equity in loss (income) of unconsolidated investee, depreciation and amortization, gain on debt extinguishment and financial instruments fair value adjustments. The Company presents EBITDA because it considers it an important supplemental measure of the Company’s performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Metalico’s industry. The Company also uses EBITDA to determine its compliance with some of the covenants under its credit facility. EBITDA is not a recognized term under generally accepted accounting principles in the United States “GAAP,” and has limitations as an analytical tool. You should not consider it in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities or any other measure calculated in accordance with GAAP. Other companies in the Company’s industry may calculate EBITDA differently from how the Company does, limiting its usefulness as a comparative measure. EBITDA should not be considered as a measure of discretionary cash available to the Company to invest in the growth of its business. The following table reconciles EBITDA to net income:

	Three Months Ended	Three Months Ended	Year	Year
	December 31, 2012	December 31, 2011	Ended	Ended
			December 31, 2012	December 31, 2011
	(UNAUDITED)
		($ thousands)
EBITDA	$3,496	$2,072	$27,010	$49,297
Less:
Interest expense	2,241	2,248	9,083	9,358
Equity in loss (income) of unconsolidated investee	(14)	(84)	(11)	46
Gain on Settlement	-	-	(1,017)	-
Gain on debt extinguishment	-	-	(63)	(243)
Impairment Charges	7,471	-	19,601	-
Stock-based compensation	428	585	1,652	2,115
Provision (benefit) for federal and state income taxes	(3,783)	(862)	(6,251)	9,719
Depreciation and amortization	4,753	3,814	17,344	14,610
Financial instruments fair value adjustments	(17)	(542)	(196)	(3,586)
Noncontrolling interest	34	-	34	-
Other	(5)	(15)	(21)	(142)

Net income (loss)	($7,612)	($3,072)	($13,145)	$17,420